MDU Resources Reports 2021 Earnings, Initiates 2022 Guidance
BISMARCK, N.D. — Feb. 9, 2022 — MDU Resources Group, Inc. (NYSE: MDU) today announced earnings of $378.1 million, or $1.87 per share, in 2021, compared to $390.2 million, or $1.95 per share, in 2020. In the fourth quarter, the company earned $86.5 million, or 42 cents per share, compared to $112.3 million, or 56 cents per share, in the fourth quarter of 2020.

“We achieved our third-best annual earnings in company history, though our results were less than we forecasted,” said David L. Goodin, president and CEO of MDU Resources. “I’m proud of our team’s effort to adapt to changing economic conditions and escalating inflationary pressures.

“We have strong momentum going into 2022. Each of our construction lines had a record year-end backlog of work, for a combined construction backlog of $2.1 billion. With our recently completed North Bakken Expansion Project, we are transporting additional volumes through our natural gas pipeline system and will continue work on a number of other expansion projects. Construction gets underway this year on the 88-megawatt natural gas-fired turbine we're adding in North Dakota. We anticipate growing demand for energy, data and telecommunications infrastructure, and for construction materials and services, as funding from the $1.2 trillion Infrastructure Investment and Jobs Act begins to be distributed across the country. We expect to continue to see some inflationary pressures, and our team will remain diligent in addressing these challenges as we continue building a strong America.”

MDU Resources forecasts earnings in the range of $2.00 to $2.15 per share for 2022.

Business Unit Highlights
Construction Materials and Services
The construction materials business earned $129.8 million in 2021, compared to a record $147.3 million in 2020. Revenues, at $2.2 billion, were comparable to the prior year. Margins decreased on asphalt and asphalt-related products, aggregates and contracting services, primarily from higher equipment, asphalt oil, fuel and labor costs, including health care. Labor shortages, particularly a lack of commercially licensed drivers, also impacted operations. The company continues to increase its product pricing to keep pace with rising costs. This business in the fourth quarter announced it had acquired Baker Rock Resources and Oregon Mainline Paving, both located in Oregon. Due to acquisition timing, these operations did not have a significant impact on 2021 results and are expected to be a future contributor. The company continues to explore additional strategic acquisition opportunities. The construction materials backlog of work at Dec. 31 was a record $708 million, compared to $673 million at Dec. 31, 2020.

The construction services business earned $109.4 million, on par with 2020’s record earnings of $109.7 million. Revenues were $2.05 billion, compared to $2.10 billion in 2020. Demand remains strong for electrical and mechanical construction, particularly from industrial customers and service contracts, as well as for utility-related transmission and distribution work. The construction services backlog of work at Dec. 31 was an all-time record $1.38 billion, compared to $1.27 billion at Dec. 31, 2020.

Regulated Energy Delivery
The electric and natural gas utility earned $103.5 million in 2021, compared to $99.6 million in 2020. The earnings growth was the result of implemented rate increases, as approved by regulators, partly offset by higher operating costs, mainly health care expenses and electric generating facility maintenance. The utility saw 1.7% customer growth, 2.1% higher electric sales volumes and 0.7% higher natural gas sales volumes in 2021. As previously announced, the company early this year will retire and commence decommissioning its Heskett Units I and II coal-fired electric generating facilities in Mandan, North Dakota, and begin construction at the same site on Heskett Station Unit IV, an 88-megawatt simple cycle natural gas-fired combustion turbine that is expected to be in service in early 2023.

The pipeline business’s earnings grew 11% to $40.9 million in 2021, compared to $37.0 million in 2020. It benefited from its fifth consecutive year of record transportation volumes, increased non-regulated project work, and income allowed by the Federal Energy Regulatory Commission for funds used during construction on the North Bakken Expansion project. The expansion project, which has capacity to transport 250 million cubic feet of natural gas per day and can be increased up to 625 million cubic feet per day through additional compression, was placed into service Feb. 1. This business, with total system capacity of more than 2.4 billion cubic feet of natural gas per day, expects to begin and continue preconstruction work in 2022 on additional expansion projects driven by customer demand.

Guidance
MDU Resources expects earnings per share in the range of $2.00 to $2.15 for 2022, based on these assumptions:
•Normal weather, including precipitation and temperatures, across all company markets.
•Electric and natural gas customer growth continuing at a rate of 1-2% annually.
•Earnings before interest, taxes, depreciation and amortization (EBITDA) in the range of $900 million to $950 million.
•Construction materials revenues in the range of $2.3 billion to $2.5 billion and construction services revenues in the range of $2.2 billion to $2.4 billion, with margins comparable to 2021.
The company plans to invest $726 million for capital projects in 2022. The capital program is expected to be largely funded from operating cash flows in the range of $650 million to $700 million. Future acquisitions are not included in this amount and would be incremental to the capital program.

Corporate Strategy
MDU Resources’ strategy is to deliver superior value with a two-platform model of regulated energy delivery and construction materials and services, while pursuing organic growth opportunities and strategic acquisitions of well-managed companies and properties. The company, on a consolidated basis, anticipates 5-8% long-term compound annual growth on earnings per share.

Conference Call
MDU Resources will discuss 2021 results and 2022 guidance during a webcast at 2 p.m. EST Feb. 10. The event can be accessed at www.mdu.com. Audio and webcast replays will be available through Feb. 24 at 855-859-2056, or 404-537-3406 for international callers, conference ID 1077076.

About MDU Resources
MDU Resources Group, Inc., a Fortune 500 company and a member of the S&P MidCap 400 and the S&P High-Yield Dividend Aristocrats indices, is Building a Strong America® by providing essential products and services through its regulated energy delivery and construction materials and services businesses. For more information about MDU Resources, visit www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Media Contact: Laura Lueder, manager of communications and public relations, 701-530-1095
Financial Contact: Jason Vollmer, vice president and chief financial officer, 701-530-1755

Forward-Looking Statements
The information in this news release highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted statements and other statements not historical in nature are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, there is no assurance the company’s projections, including estimates for growth and financial guidance, will be achieved. Please refer to assumptions contained in this news release, as well as the various important factors listed in Part I, Item 1A - Risk Factors in the company's most recent Form 10-K and subsequent filings with the SEC, including the company's Form 10-Q for the period ended Sept. 30, 2021.
Changes in such assumptions and factors could cause actual future results to differ materially from growth and financial guidance. All forward-looking statements in this news release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. The company does not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.
Throughout this news release, the company presents financial information prepared in accordance with GAAP, as well as EBITDA, EBITDA from continuing operations, and adjusted gross margin, which are considered non-GAAP financial measures. The use of these non-GAAP financial measures should not be construed as alternatives to earnings, operating income or operating cash flows. The company believes the use of these non-GAAP financial measures are beneficial in evaluating the company's financial performance due to its diverse operations. Please refer to the "Non-GAAP Financial Measures" section contained in this document for additional information.
Performance Summary

Business Line	Fourth Quarter 2021 Earnings	Fourth Quarter 2020 Earnings	2021 Earnings	2020 Earnings
	(In millions, except per share amounts)
Regulated energy delivery	$54.0	$58.2	$144.4	$136.6
Construction materials and services	40.5	60.4	239.2	257.0
Other and eliminations	(8.1)	(6.5)	(5.9)	(3.1)
Income from continuing operations	86.4	112.1	377.7	390.5
Income (loss) from discontinued operations, net of tax	.1	.2	.4	(.3)
Net income	$86.5	$112.3	$378.1	$390.2
Earnings per share:
Income from continuing operations	$.42	$.56	$1.87	$1.95
Discontinued operations, net of tax	—	—	—	—
Earnings per share	$.42	$.56	$1.87	$1.95

Consolidated Statements of Income
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
	(In millions, except per share amounts)
Operating revenues:	(Unaudited)
Electric, natural gas distribution and regulated pipeline	$450.3	$379.0	$1,390.3	$1,249.1
Nonregulated pipeline, construction materials and contracting, construction services and other	992.8	1,006.2	4,290.4	4,283.6
Total operating revenues	1,443.1	1,385.2	5,680.7	5,532.7
Operating expenses:
Operation and maintenance:
Electric, natural gas distribution and regulated pipeline	92.8	93.4	366.6	353.2
Nonregulated pipeline, construction materials and contracting, construction services and other	883.5	870.6	3,712.0	3,675.1
Total operation and maintenance	976.3	964.0	4,078.6	4,028.3
Purchased natural gas sold	202.5	136.5	483.1	390.2
Depreciation, depletion and amortization	76.6	72.3	299.2	285.1
Taxes, other than income	47.6	50.1	211.5	217.3
Electric fuel and purchased power	17.9	16.4	74.1	66.9
Total operating expenses	1,320.9	1,239.3	5,146.5	4,987.8
Operating income	122.2	145.9	534.2	544.9
Other income	8.1	13.0	26.4	26.7
Interest expense	23.8	23.4	94.0	96.5
Income before income taxes	106.5	135.5	466.6	475.1
Income tax expense	20.1	23.4	88.9	84.6
Income from continuing operations	86.4	112.1	377.7	390.5
Income (loss) from discontinued operations, net of tax	.1	.2	.4	(.3)
Net income	$86.5	$112.3	$378.1	$390.2

Earnings per share – basic:
Income from continuing operations	$.42	$.56	$1.87	$1.95
Discontinued operations, net of tax	—	—	—	—
Earnings per share – basic	$.42	$.56	$1.87	$1.95
Earnings per share – diluted:
Income from continuing operations	$.42	$.56	$1.87	$1.95
Discontinued operations, net of tax	—	—	—	—
Earnings per share – diluted	$.42	$.56	$1.87	$1.95
Weighted average common shares outstanding – basic	203.4	200.5	202.1	200.5
Weighted average common shares outstanding – diluted	203.8	200.9	202.4	200.6

Selected Cash Flows Information
	2021	2020
	(In millions)
Net cash provided by operating activities	$495.8	$768.4
Net cash used in investing activities	(885.9)	(630.2)
Net cash provided by (used in) financing activities	384.7	(145.1)
Decrease in cash and cash equivalents	(5.4)	(6.9)
Cash and cash equivalents - beginning of year	59.6	66.5
Cash and cash equivalents - end of year	$54.2	$59.6

Capital Expenditures
Business Line	2021 Actual	2022 Estimated	2023 Estimated	2024 Estimated	2022 - 2026 Total Estimated
			(In millions)
Regulated energy delivery
Electric	$82	$165	$116	$85	$551
Natural gas distribution	170	248	232	207	1,033
Pipeline	235	72	159	106	413
	487	485	507	398	1,997
Construction materials and services
Construction services	29	47	42	43	221
Construction materials and contracting	418	189	166	172	807
	447	236	208	215	1,028
Other	2	5	4	3	19
Total capital expenditures	$936	$726	$719	$616	$3,044

Note: Total capital expenditures is presented on a gross basis.
Forecasted capital expenditures include line-of-sight opportunities at the company's business units, with a focus on infrastructure development and grid safety, reliability and resiliency. Future acquisitions would be incremental to the outlined capital program.

Non-GAAP Financial Measures
The company, in addition to presenting its earnings in conformity with GAAP, has provided non-GAAP financial measures of EBITDA by operating segment, EBITDA from continuing operations and 2022 EBITDA guidance. The company defines EBITDA as net income (loss) attributable to the operating segment before interest; taxes; and depreciation, depletion and amortization; and EBITDA from continuing operations as income (loss) from continuing operations before interest; taxes; and depreciation, depletion and amortization.
The company believes that these non-GAAP financial measures are useful to investors by providing meaningful information about operational efficiency compared to the company's peers by excluding the impacts of differences in tax jurisdictions and structures, debt levels and capital investment. The company’s management uses the non-GAAP financial measures in conjunction with GAAP results when evaluating the company’s operating results internally and calculating compensation packages. Non-GAAP financial measures are not standardized; therefore, it may not be possible to compare such financial measures with other companies’ non-GAAP financial measures having the same or similar names. The presentation of this additional information is not meant to be considered a substitution for financial measures prepared in accordance with GAAP. The company strongly encourages investors to review the consolidated financial statements in their entirety and to not rely on any single financial measure.
The following tables provide a reconciliation of consolidated GAAP net income to EBITDA from continuing operations for actual as well as forecasted results. The reconciliation for each operating segment's EBITDA is included within each operating segment's condensed income statement.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
	(In millions)
Net income	$86.5	$112.3	$378.1	$390.2
(Income) loss from discontinued operations, net of tax	(.1)	(.2)	(.4)	.3
Income from continuing operations	86.4	112.1	377.7	390.5
Adjustments:
Interest expense	23.8	23.4	94.0	96.5
Income taxes	20.1	23.4	88.9	84.6
Depreciation, depletion and amortization	76.6	72.3	299.2	285.1
EBITDA from continuing operations	$206.9	$231.2	$859.8	$856.7

EBITDA Guidance Reconciliation
	Year 2022
	Low	High
	(In millions)
Income from continuing operations	$390.0	$430.0
Adjustments:
Interest expense	95.0	95.0
Income taxes	95.0	105.0
Depreciation, depletion and amortization	320.0	320.0
EBITDA from continuing operations	$900.0	$950.0

The discussion that follows also includes adjusted gross margin, which is considered a non-GAAP financial measure as it relates to the company's electric and natural gas distribution segments and is intended to be a helpful supplemental financial measure for investors' understanding of the utility segments' operating performance. Adjusted gross margin can be used in addition to operating revenues and operating expenses when evaluating the results of operations for these segments. Adjusted gross margin for the electric and natural gas distribution segments is calculated by adding back adjustments to operating income (loss). These add-back adjustments include: operation and maintenance expense; depreciation, depletion and amortization expense; and certain taxes, other than income. The company's adjusted gross margin is impacted by fluctuations in power purchases and natural gas and other fuel supply costs. However, while these fluctuating costs impact adjusted gross margin as a percentage of revenue, they only impact adjusted gross margin if the costs cannot be passed through to customers.
The company's management believes that adjusted gross margin and the remaining operating expenses that calculate operating income (loss) are useful in assessing the company's segment performance as management has the ability to influence control over the remaining operating expenses. This non-GAAP financial measure should not be considered an alternative to, or more meaningful than, GAAP financial measures such as operating income (loss) or net income (loss). The company's adjusted gross margin may not be comparable to other companies' gross margin measures.
The following tables provide reconciliations of the company's electric and natural gas distribution segments' operating income to adjusted gross margin.

Electric	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
	(In millions)
Operating income	$12.4	$14.6	$66.3	$63.4
Adjustments:
Operating expenses:
Operation and maintenance	31.2	30.8	124.9	121.3
Depreciation, depletion and amortization	16.7	16.0	66.8	63.0
Taxes, other than income	3.6	3.8	16.7	16.8
Total adjustments	51.5	50.6	208.4	201.1
Adjusted gross margin	$63.9	$65.2	$274.7	$264.5

Natural Gas Distribution	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
	(In millions)
Operating income	$46.2	$40.8	$89.2	$73.1
Adjustments:
Operating expenses:
Operation and maintenance	49.2	49.4	194.1	185.4
Depreciation, depletion and amortization	21.8	21.5	86.0	84.6
Taxes, other than income	5.3	6.1	25.9	24.6
Total adjustments	76.3	77.0	306.0	294.6
Adjusted gross margin	$122.5	$117.8	$395.2	$367.7

Regulated Energy Delivery

Electric	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2021	2020	Variance	2021	2020	Variance
	(In millions)
Operating revenues	$81.9	$81.7	.2%	$349.6	$332.0	5.3%
Electric fuel and purchased power	17.9	16.4	9.1%	74.1	66.9	10.8%
Taxes, other than income	.1	.1	—%	.8	.6	33.3%
Adjusted gross margin	63.9	65.2	(2.0)%	274.7	264.5	3.9%
Operating expenses:
Operation and maintenance	31.2	30.8	1.3%	124.9	121.3	3.0%
Depreciation, depletion and amortization	16.7	16.0	4.4%	66.8	63.0	6.0%
Taxes, other than income	3.6	3.8	(5.3)%	16.7	16.8	(.6)%
Total operating expenses	51.5	50.6	1.8%	208.4	201.1	3.6%
Operating income	12.4	14.6	(15.1)%	66.3	63.4	4.6%
Other income	1.2	3.9	(69.2)%	4.6	7.2	(36.1)%
Interest expense	6.9	6.5	6.2%	26.7	26.7	—%
Income before taxes	6.7	12.0	(44.2)%	44.2	43.9	.7%
Income tax benefit	(3.6)	(3.3)	9.1%	(7.7)	(11.7)	(34.2)%
Net income	$10.3	$15.3	(32.7)%	$51.9	$55.6	(6.7)%
Adjustments:
Interest expense	6.9	6.5	6.2%	26.7	26.7	—%
Income tax benefit	(3.6)	(3.3)	9.1%	(7.7)	(11.7)	(34.2)%
Depreciation, depletion and amortization	16.7	16.0	4.4%	66.8	63.0	6.0%
EBITDA	$30.3	$34.5	(12.2)%	$137.7	$133.6	3.1%

Operating Statistics	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenues (millions)
Retail sales:
Residential	$27.0	$29.1	$123.0	$122.6
Commercial	30.9	32.0	133.3	131.2
Industrial	10.6	9.9	40.5	36.7
Other	1.6	1.6	6.8	6.6
	70.1	72.6	303.6	297.1
Transportation and other	11.8	9.1	46.0	34.9
	$81.9	$81.7	$349.6	$332.0
Volumes (million kWh)
Retail sales:
Residential	258.5	286.5	1,164.8	1,170.9
Commercial	331.1	363.2	1,433.0	1,419.4
Industrial	155.7	146.1	589.4	532.1
Other	19.3	20.0	84.4	82.1
	764.6	815.8	3,271.6	3,204.5
Average cost of electric fuel and purchased power per kWh	$.022	$.018	$.021	$.019

The electric business reported net income of $10.3 million for the fourth quarter of 2021, compared to $15.3 million for the same period in 2020. This decrease was the result of lower retail sales volumes primarily across commercial and residential customer classes, offset in part by higher transmission revenues and an increase in industrial sales volumes.
For the full year 2021, the electric business reported net income of $51.9 million, down 6.7% from the prior year. This decrease was the result of higher depreciation, depletion and amortization expense of $3.8 million, largely from increased property, plant and equipment balances related to transmission projects placed into service. Also impacting results was a $3.6 million increase in operation and maintenance expense driven by higher planned maintenance outage costs at Big Stone Station and higher contract service costs at Thunder Spirit wind farm. Partially offsetting the decrease was an increase in electric retail margins from higher transmission system upgrades; increased MISO and demand revenues; and a 2.1% increase in electric retail sales volumes in all customer classes except residential. Income tax benefit declined 34.2% from lower production tax credits due to the expiration of the 10-year credit-qualifying period on certain facilities and less wind production during the year, largely offset in operating revenues.
Prior-year fourth quarter and full-year results include the benefit of a $1.9 million, after-tax, out-of-period adjustment related to benefit plan expenses, included in other income.

Natural Gas Distribution	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2021	2020	Variance	2021	2020	Variance
	(In millions)
Operating revenues	$357.1	$285.0	25.3%	$971.9	$848.2	14.6%
Purchased natural gas sold	224.0	157.9	41.9%	542.0	448.1	21.0%
Taxes, other than income	10.6	9.3	14.0%	34.7	32.4	7.1%
Adjusted gross margin	122.5	117.8	4.0%	395.2	367.7	7.5%
Operating expenses:
Operation and maintenance	49.2	49.4	(.4)%	194.1	185.4	4.7%
Depreciation, depletion and amortization	21.8	21.5	1.4%	86.0	84.6	1.7%
Taxes, other than income	5.3	6.1	(13.1)%	25.9	24.6	5.3%
Total operating expenses	76.3	77.0	(.9)%	306.0	294.6	3.9%
Operating income	46.2	40.8	13.2%	89.2	73.1	22.0%
Other income	2.7	6.9	(60.9)%	8.1	13.5	(40.0)%
Interest expense	9.7	9.4	3.2%	37.3	36.8	1.4%
Income before taxes	39.2	38.3	2.3%	60.0	49.8	20.5%
Income tax expense	7.7	8.1	(4.9)%	8.4	5.8	44.8%
Net income	$31.5	$30.2	4.3%	$51.6	$44.0	17.3%
Adjustments:
Interest expense	9.7	9.4	3.2%	37.3	36.8	1.4%
Income tax expense	7.7	8.1	(4.9)%	8.4	5.8	44.8%
Depreciation, depletion and amortization	21.8	21.5	1.4%	86.0	84.6	1.7%
EBITDA	$70.7	$69.2	2.2%	$183.3	$171.2	7.1%

Operating Statistics	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenues (millions)
Retail Sales:
Residential	$204.1	$165.8	$548.1	$480.5
Commercial	125.9	95.1	330.4	281.2
Industrial	10.6	7.5	31.1	26.2
	340.6	268.4	909.6	787.9
Transportation and other	16.5	16.6	62.3	60.3
	$357.1	$285.0	$971.9	$848.2
Volumes (MMdk)
Retail sales:
Residential	23.3	23.7	65.6	65.5
Commercial	15.4	15.1	44.7	44.2
Industrial	1.5	1.4	5.0	4.8
	40.2	40.2	115.3	114.5
Transportation sales:
Commercial	.6	.6	1.9	2.0
Industrial	45.0	42.6	172.5	158.0
	45.6	43.2	174.4	160.0
Total throughput	85.8	83.4	289.7	274.5
Average cost of natural gas per dk	$5.56	$3.93	$4.70	$3.91

The natural gas distribution business reported $1.3 million higher net income in the fourth quarter of 2021, compared to the same period in 2020. The main driver behind the increase was higher natural gas retail margins, primarily a $4.4 million benefit from rate relief across North Dakota, Montana and Oregon.
For the full year 2021, the natural gas distribution business reported net income of $51.6 million, a 17.3% increase over prior-year results. Higher natural gas retail sales margins from rate relief across numerous states, a 0.7% increase in natural gas retail sales volumes, weather normalization and decoupling and a 9% increase in transportation sales volumes had a benefit on net income. Partially offsetting the higher retail sales margins was an $8.7 million increase in operation and maintenance expense from higher payroll-related and health care costs, as well as lower credits for costs associated with meter installation due to pandemic-related replacement delays. Results also were impacted by higher depreciation, depletion and amortization expense from increased property, plant and equipment balances driven by customer growth-related service needs and replacement projects.
Prior-year fourth quarter and full-year results include the benefit of a $2.7 million, after-tax, out-of-period adjustment related to benefit plan expenses, included in other income.

Pipeline	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2021	2020	Variance	2021	2020	Variance
	(In millions)
Operating revenues	$35.9	$36.7	(2.2)%	$142.6	$143.9	(.9)%
Operating expenses:
Operation and maintenance	15.7	14.5	8.3%	61.3	59.9	2.3%
Depreciation, depletion and amortization	5.1	5.2	(1.9)%	20.5	21.7	(5.5)%
Taxes, other than income	2.9	3.0	(3.3)%	12.7	12.9	(1.6)%
Total operating expenses	23.7	22.7	4.4%	94.5	94.5	—%
Operating income	12.2	14.0	(12.9)%	48.1	49.4	(2.6)%
Other income	3.8	1.6	137.5%	9.4	2.9	224.1%
Interest expense	1.4	1.9	(26.3)%	7.0	7.6	(7.9)%
Income before taxes	14.6	13.7	6.6%	50.5	44.7	13.0%
Income tax expense	2.4	1.0	140.0%	9.6	7.7	24.7%
Net income	$12.2	$12.7	(3.9)%	$40.9	$37.0	10.5%
Adjustments:
Interest expense	1.4	1.9	(26.3)%	7.0	7.6	(7.9)%
Income tax expense	2.4	1.0	140.0%	9.6	7.7	24.7%
Depreciation, depletion and amortization	5.1	5.2	(1.9)%	20.5	21.7	(5.5)%
EBITDA	$21.1	$20.8	1.4%	$78.0	$74.0	5.4%
*    NM - not meaningful

Operating Statistics	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Transportation volumes (MMdk)	119.6	122.4	471.1	438.6
Natural gas gathering volumes (MMdk)	—	1.2	—	8.6

Customer natural gas storage balance (MMdk):
Beginning of period	28.8	33.1	25.5	16.2
Net injection (withdrawal)	(5.8)	(7.6)	(2.5)	9.3
End of period	23.0	25.5	23.0	25.5
The pipeline business reported a decrease of $500,000 in net income in the fourth quarter of 2021, when compared to the same period in 2020. Fourth quarter results reflect the absence of prior-year gas gathering activity and absence of the gain on the sale of the gas gathering assets completed in the fourth quarter of 2020. Decreased demand for the company's storage services also had an impact on the quarter. The company benefited from higher allowance for funds used during construction (AFUDC) on the company's North Bakken Expansion project during the quarter.
For the full year 2021, the pipeline business reported net income of $40.9 million, an increase of 11% when compared to the prior year. Driving the increase was a $7.0 million, after tax, benefit from AFUDC, primarily on the North Bakken Expansion project. Net income also reflects increased transportation revenues due to a 7.4% increase in transportation volumes as well as increased non-regulated project work. As discussed, the company completed its exit of the gas gathering business in the fourth quarter of 2020. As a result, net income reflects the absence of approximately $3.1 million in gains on the sale of the company's gas gathering assets completed in 2020 and the absence of gas gathering earnings. Further impacting results were higher operation and maintenance expense.

Construction Materials and Services

Construction Services	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2021	2020	Variance	2021	2020	Variance
	(In millions)
Operating revenues	$492.8	$532.8	(7.5)%	$2,051.6	$2,095.7	(2.1)%
Cost of sales:
Operation and maintenance	414.9	438.4	(5.4)%	1,725.5	1,747.5	(1.3)%
Depreciation, depletion and amortization	4.0	3.9	2.6%	15.8	15.7	.6%
Taxes, other than income	12.5	16.4	(23.8)%	62.4	74.2	(15.9)%
Total cost of sales	431.4	458.7	(6.0)%	1,803.7	1,837.4	(1.8)%
Gross margin	61.4	74.1	(17.1)%	247.9	258.3	(4.0)%
Selling, general and administrative expense:
Operation and maintenance	21.6	25.7	(16.0)%	92.9	98.1	(5.3)%
Depreciation, depletion and amortization	1.1	1.9	(42.1)%	4.5	7.8	(42.3)%
Taxes, other than income	1.1	1.0	10.0%	4.8	4.8	—%
Total selling, general and administrative expense	23.8	28.6	(16.8)%	102.2	110.7	(7.7)%
Operating income	37.6	45.5	(17.4)%	145.7	147.6	(1.3)%
Other income (expense)	(.1)	.6	(116.7)%	2.6	2.0	30.0%
Interest expense	.9	.8	12.5%	3.5	4.1	(14.6)%
Income before taxes	36.6	45.3	(19.2)%	144.8	145.5	(.5)%
Income tax expense	9.0	10.1	(10.9)%	35.4	35.8	(1.1)%
Net income	$27.6	$35.2	(21.6)%	$109.4	$109.7	(.3)%
Adjustments:
Interest expense	.9	.8	12.5%	3.5	4.1	(14.6)%
Income tax expense	9.0	10.1	(10.9)%	35.4	35.8	(1.1)%
Depreciation, depletion and amortization	5.1	5.8	(12.1)%	20.3	23.5	(13.6)%
EBITDA	$42.6	$51.9	(17.9)%	$168.6	$173.1	(2.6)%

Operating Statistics
	Revenue				Gross margin
	Three Months Ended		Twelve Months Ended		Three Months Ended		Twelve Months Ended
	December 31,		December 31,		December 31,		December 31,
Business Line	2021	2020	2021	2020	2021	2020	2021	2020
	(In millions)
Electrical & mechanical
Commercial	$131.9	$169.6	$553.2	$741.5	$18.5	$16.6	$59.8	$48.4
Industrial	101.1	118.2	457.5	374.8	10.5	14.1	51.3	41.3
Institutional	26.6	25.9	123.1	158.8	(2.1)	3.4	6.2	23.8
Renewables	4.4	.5	12.3	5.4	.3	.1	1.2	1.1
Service & other	44.3	34.2	188.4	121.0	6.1	5.2	25.1	21.5
	308.3	348.4	1,334.5	1,401.5	33.3	39.4	143.6	136.1
Transmission & distribution
Utility	162.4	158.2	630.5	592.5	24.4	29.4	92.4	106.7
Transportation	27.4	28.6	103.1	111.8	3.7	5.3	11.9	15.5
	189.8	186.8	733.6	704.3	28.1	34.7	104.3	122.2
Intrasegment eliminations	(5.3)	(2.4)	(16.5)	(10.1)	—	—	—	—
Total	$492.8	$532.8	$2,051.6	$2,095.7	$61.4	$74.1	$247.9	$258.3

	Backlog at December 31,
	2021	2020
	(In millions)
Electrical & mechanical	$1,109	$1,059
Transmission & distribution	276	214
	$1,385	$1,273

The company expects to complete in 2022 an estimated $1.16 billion of the backlog on record at December 31, 2021.
For fourth quarter 2021, the construction services business reported net income of $27.6 million, compared to $35.2 million for the same period in 2020. Gross margin for the quarter was $61.4 million, a decrease of $12.7 million from the prior year. Results were impacted by lower electrical and mechanical workloads, primarily in the commercial and industrial business lines, which were offset in part by strong demand for institutional, service and renewable projects. Transmission and distribution results were strong during the quarter from an increase in utility work, which drove an increase in workloads and steady demand for transportation work, including traffic signalization and street lighting projects.
For the full year 2021, the construction services business reported net income of $109.4 million, comparable to the prior year's $109.7 million. Gross margin at this business decreased $10.4 million when compared to the prior year. Electrical and mechanical results were impacted by lower commercial and institutional workloads. Commercial workloads reflect the absence of several large jobs in the Las Vegas market that were completed in the prior year and early 2021, while institutional workloads decreased from less available work and the completion of a large project. These decreases were offset in part by strong demand for industrial work due to an increase in awarded projects, and progress on a few significant projects, as well as increased service work related to the repair and maintenance of electrical, mechanical and fire suppression systems. Gross margin for electrical and mechanical construction increased year-over-year driven by the commercial market, where gross margin increased $11.4 million from favorable change orders on certain projects, and the industrial market where gross margin increased $10 million from the prior year as successful project execution resulted in cost savings. Partially offsetting these increases was a decrease in the institutional market, where labor and material inefficiencies impacted results. Demand for transmission and distribution work continued to grow throughout 2021, including progress on substations and power line repair projects, offset in part by lower electric transportation project workloads. Gross margin for transmission and distribution decreased $17.9 million during the year, reflecting the absence of prior-year, higher-margin storm power line repair and fire hardening work.

Construction Materials and Contracting	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2021	2020	Variance	2021	2020	Variance
	(In millions)
Operating revenues	$498.1	$472.1	5.5%	$2,228.9	$2,178.0	2.3%
Cost of sales:
Operation and maintenance	418.3	381.9	9.5%	1,794.8	1,733.1	3.6%
Depreciation, depletion and amortization	25.7	21.8	17.9%	96.8	84.8	14.2%
Taxes, other than income	10.1	9.4	7.4%	47.7	46.0	3.7%
Total cost of sales	454.1	413.1	9.9%	1,939.3	1,863.9	4.0%
Gross margin	44.0	59.0	(25.4)%	289.6	314.1	(7.8)%
Selling, general and administrative expense:
Operation and maintenance	21.8	22.4	(2.7)%	88.6	89.9	(1.4)%
Depreciation, depletion and amortization	1.1	1.2	(8.3)%	4.2	4.8	(12.5)%
Taxes, other than income	1.3	.9	44.4%	5.7	4.9	16.3%
Total selling, general and administrative expense	24.2	24.5	(1.2)%	98.5	99.6	(1.1)%
Operating income	19.8	34.5	(42.6)%	191.1	214.5	(10.9)%
Other income (expense)	.5	(.1)	NM	1.3	.8	62.5%
Interest expense	4.8	4.7	2.1%	19.2	20.6	(6.8)%
Income before taxes	15.5	29.7	(47.8)%	173.2	194.7	(11.0)%
Income tax expense	2.6	4.5	(42.2)%	43.4	47.4	(8.4)%
Net income	$12.9	$25.2	(48.8)%	$129.8	$147.3	(11.9)%
Adjustments:
Interest expense	4.8	4.7	2.1%	19.2	20.6	(6.8)%
Income tax expense	2.6	4.5	(42.2)%	43.4	47.4	(8.4)%
Depreciation, depletion and amortization	26.8	23.0	16.5%	101.0	89.6	12.7%
EBITDA	$47.1	$57.4	(17.9)%	$293.4	$304.9	(3.8)%
*NM - not meaningful

Operating Statistics
	Revenue				Gross margin
	Three Months Ended		Twelve Months Ended		Three Months Ended		Twelve Months Ended
	December 31,		December 31,		December 31,		December 31,
Business Line	2021	2020	2021	2020	2021	2020	2021	2020
	(In millions)
Aggregates	$104.3	$96.9	$444.0	$406.6	$4.1	$12.0	$47.8	$50.6
Asphalt	71.0	63.4	339.8	349.9	4.1	6.4	37.6	42.5
Ready-mix concrete	138.1	135.0	584.4	547.0	15.4	18.9	66.1	58.4
Other products*	66.1	64.8	344.2	355.6	4.0	.7	59.6	78.8
Contracting services	225.5	219.3	1,017.5	1,069.7	16.4	21.0	78.5	83.8
Intracompany eliminations	(106.9)	(107.3)	(501.0)	(550.8)	—	—	—	—
	$498.1	$472.1	$2,228.9	$2,178.0	$44.0	$59.0	$289.6	$314.1
*Other products includes cement, asphalt oil, merchandise, fabric, spreading and other products that individually are not considered to be a major line of business for the segment.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Sales (thousands):
Aggregates (tons)	7,831	7,271	33,518	30,949
Asphalt (tons)	1,426	1,267	7,101	7,202
Ready-mix concrete (cubic yards)	984	998	4,267	4,087
Average sales price:
Aggregates (per ton)	$13.32	$13.32	$13.25	$13.14
Asphalt (per ton)	$49.75	$50.02	$47.86	$48.58
Ready-mix concrete (per cubic yard)	$140.32	$135.33	$136.94	$133.86

Backlog at December 31,
2021	2020
(In millions)
$708	$673

The company expects to complete in 2022 an estimated $665 million of the backlog on record at December 31, 2021.
The construction materials business reported fourth quarter 2021 net income of $12.9 million, compared to $25.2 million for the same period in 2020. Gross margin for the quarter was $44.0 million, a decrease of $15 million from the prior year. Margins declined in the aggregates product line due to increased production, fuel and labor costs, and in contracting services due to less available paving work in Texas. Ready-mix concrete gross margin decreased $3.5 million when compared to the prior year from higher equipment and materials costs in the Northwest, offset in part by a 3.7% increase in average sales price for this product. Further impacting aggregate and ready-mix results was a general slowdown in construction-related activities in Alaska and Hawaii, as well as increased production and raw material costs surrounding asphalt oil, which is included in the company's "Other products" line.
For the full year 2021, the construction materials business reported net income of $129.8 million, compared to $147.3 million in 2020, driven by a $24.5 million decrease in gross margin when compared to the prior year. Results were impacted by increased raw material costs on asphalt oil as well as higher fuel costs across all product lines. Contracting revenues and gross margin decreased year over year from less available paving work in certain regions and the absence of a few large jobs included in the prior year. Asphalt volumes decreased 1.4% as volume growth in western states was more than offset by the previously mentioned less available paving work. These impacts were offset in part by the ready-mix product line, where gross margin increased $7.7 million on increased volumes in almost all company markets and average selling price increases of 2.3%. Aggregate volumes increased from organic growth as well as recent acquisitions, driven by strong demand for private-sector work, including commercial and health care projects, and in the public sector for airport and agency work. The increase in aggregate volumes was more than offset by lower margins from slowdowns in Hawaii, higher material costs in Alaska and higher costs from the build-out of quarries in Texas. Operations were also impacted by labor constraints, especially for truck drivers, which resulted in isolated project delays and inefficiencies.

Other
	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2021	2020	Variance	2021	2020	Variance
	(In millions)
Operating revenues	$3.6	$3.0	20.0%	$13.7	$11.9	15.1%
Operating expenses:
Operation and maintenance	8.4	5.6	50.0%	15.2	12.2	24.6%
Depreciation, depletion and amortization	1.1	.8	37.5%	4.6	2.7	70.4%
Taxes, other than income	.1	.1	—%	.1	.1	—%
Total operating expenses	9.6	6.5	47.7%	19.9	15.0	32.7%
Operating loss	(6.0)	(3.5)	(71.4)%	(6.2)	(3.1)	(100.0)%
Other income	—	.1	(100.0)%	.4	.4	—%
Interest expense	.1	.1	—%	.3	.8	(62.5)%
Loss before taxes	(6.1)	(3.5)	(74.3)%	(6.1)	(3.5)	(74.3)%
Income tax expense (benefit)	2.0	3.0	(33.3)%	(.2)	(.4)	50.0%
Net loss	$(8.1)	$(6.5)	(24.6)%	$(5.9)	$(3.1)	(90.3)%

For the three months ended Dec. 31, Other was negatively impacted in 2021 as a result of higher insurance claims experience at the captive insurer and income tax adjustments related to the company's consolidated annual estimated tax rate.

For the full-year net loss, Other experienced higher insurance claims experience at the captive insurer and higher depreciation expense as compared to 2020. Premiums for the captive insurer also were higher in 2021 compared to 2020, which impacts both operating revenues and operation and maintenance expense.
General and administrative costs and interest expense previously allocated to the exploration and production and refining businesses that do not meet the criteria for income (loss) from discontinued operations are included in Other.

Other Financial Data
	December 31,
	2021		2020
	(In millions, except per share amounts)
	(Unaudited)
Book value per common share	$16.64		$15.36
Market price per common share	$30.84		$26.34
Dividend yield (indicated annual rate)	2.8%		3.2%
Dividend payout from continuing operations (12 months ended)	45.7%		42.8%
Price/earnings from continuing operations ratio (12 months ended)	16.5	x	13.5	x
Market value as a percent of book value	185.3%		171.5%
Total assets	$8,910		$8,053
Total equity	$3,383		$3,079
Total debt	$2,742		$2,263
Capitalization ratios:
Total equity	55.2%		57.6%
Total debt	44.8		42.4
	100.0%		100.0%